Exhibit 99.1

Raytheon Company
Global Headquarters
Waltham, Mass.

Media Contact
Pamela Erickson
+1.781.522.5822
pam.erickson@raytheon.com
For Immediate Release

William H. Swanson to retire as Chairman of the Raytheon
Board of Directors;
Thomas A. Kennedy elected Chairman of the Raytheon
Board of Directors effective October 1, 2014

WALTHAM, Mass., (July 28, 2014) - The Board of Directors of Raytheon Company (NYSE: RTN) has elected Thomas A. Kennedy, age 59, as Chairman of the Board of Raytheon Company effective October 1, 2014. This action follows notice to the Board by William H. Swanson, Raytheon’s current Chairman of the Board, of his retirement from the Company effective September 30, 2014.

Mr. Swanson has served as Chairman of the Board since January 2004. He joined Raytheon Company in 1972 and has served in a wide range of leadership positions, including as the Company’s Chief Executive Officer from July 2003 to March 2014.

“On behalf of the Board, I would like to express our deepest appreciation for Bill’s strong leadership and sound judgment as Chairman of the Raytheon Board,” said Admiral Vern E. Clark, Lead Director of Raytheon. “We also would like to recognize Bill’s dedicated service and exceptional contributions to the success of Raytheon Company and its employees, customers, partners and investors over the past more than 42 years.”

Dr. Kennedy succeeded Mr. Swanson as Chief Executive Officer of Raytheon Company in March 2014. Dr. Kennedy previously served as executive vice president and chief operating officer of Raytheon from April 2013 to March 2014, and as vice president of Raytheon Company and president of Raytheon Integrated Defense Systems (IDS), one of the Company's four operating businesses. He was elected a Director of the Company in January 2014. He has worked for Raytheon in a number of positions with increasing responsibility for more than 31 years.

“As CEO and a Director, Tom has hit the ground running, driving the Company’s performance and shaping the Company’s strategy,” said Admiral Clark. “The Board is looking forward to working with Tom as Chairman of the Board and to his successful leadership of the Company in this dynamic global business environment.”

About Raytheon
Raytheon Company, with 2013 sales of $24 billion and 63,000 employees worldwide, is a technology and innovation leader specializing in defense, security and civil markets throughout the world. With a history of innovation spanning 92 years, Raytheon provides state-of-the-art electronics, mission systems integration and other capabilities in the areas of sensing; effects; and command, control, communications and intelligence systems, as well as cyber security and a broad range of mission support services. Raytheon is headquartered in Waltham, Mass. For more about Raytheon, visit us at www.raytheon.com and follow us on Twitter @raytheon